                                  EXHIBIT 12.1


                                            1994        1995       1996        1997        1998
                                            ----        ----       ----        ----        ----
Fixed Charges:
Interest Expense including
   Amortization of debt issuance costs       --          159       1,155       6,951      12,491
Interest on Rent Expense (1/3)                484        551         820       1,359       2,463
                                            -----      -----      ------      ------      ------
Total Fixed Charges                           484        710       1,975       8,310      14,954

Income before Taxes                         4,950      7,612      14,299      30,800      53,757
Fixed Charges                                 484        710       1,975       8,310      14,954
                                            -----      -----      ------      ------      ------
Income before Fixed Charges                 5,434      8,322      16,274      39,110      68,711

Ratio of Earnings to Fixed Charges           11.2       11.7         8.2         4.7         4.6